Exhibit 4.1

AMENDMENT TO SHARE RIGHTS AGREEMENT

This AMENDMENT TO SHARE RIGHTS AGREEMENT (this “Amendment”), dated as of February 2, 2017, is by and between IsoRay, Inc., a Minnesota corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”). Certain capitalized terms used but not defined in this Amendment are used as defined in the Rights Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent entered into that certain Share Rights Agreement, dated as of February 1, 2007 (the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement provides that the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Right Certificates or Common Shares in order to extend the Final Expiration Date, notwithstanding anything to the contrary provided in clause (iv) thereof;

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment; and

WHEREAS, the Board of Directors of the Company has authorized the amendments set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.                  Section 7(a) of the Rights Agreement is hereby amended to replace the date “February 16, 2017” with the date “February 16, 2027”.

2.                  In each place where it appears in the exhibits to the Rights Agreement, the date “February 16, 2017” is hereby replaced with the date “February 16, 2027”.

3.                  Except as expressly set forth in this Amendment, this Amendment shall not amend or otherwise modify any text or other provision of the Rights Agreement. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect. Each reference to “hereof”, “hereunder”, “hereto”, “herein” and “hereby” and each other similar reference, and each reference to “this Agreement” and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement as amended by this Amendment.

4.                  This Amendment shall be deemed to be a contract made under the internal laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that the duties, obligations and rights of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely within such State.

5.                  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

ISORAY, INC.

By:	/s/ Thomas C. LaVoy
Name:	Thomas C. LaVoy
Title:	CEO

[Signature Page to Amendment to Share Rights Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

[Signature Page to Amendment to Share Rights Agreement]

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